Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Form 10-K/A Amendment No.1 and in the Registration Statement of Command Center, Inc. on Form S-8 (No. 333-166452) pertaining to the Command Center, Inc. 2008 Stock Incentive Plan, and Registration Statement on Form S-8 (No. 333-215350) pertaining to the Command Center, Inc. 2016 Stock Incentive Plan of our report dated April 11, 2017, with respect to our audits of the consolidated financial statements of Command Center, Inc. and Subsidiaries as of December 30, 2016 and December 25, 2015 and for the fiscal years then ended appearing in the Annual Report on Form 10-K of Command Center, Inc. for the fiscal year ended December 30, 2016.

PMB Helin Donovan LLP
Austin, TX
December 19, 2017